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                                                                     EXHIBIT 8.3

September 14, 2000




Dexter Corporation
One Elm Street
Windsor Locks, Connecticut 06096-2334

Ladies and Gentlemen:

                  We have acted as special tax counsel to Dexter Corporation ("Dexter"), a Connecticut corporation, in connection with (i) the Merger, as defined and described in the Agreement and Plan of Merger, dated as of July 7, 2000 (the "Agreement"), between Dexter and Invitrogen Corporation, a Delaware corporation ("Invitrogen"), and (ii) the preparation and filing of the registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on August 14, 2000, which includes the proxy statements of Dexter and Life Technologies, Inc. and the prospectus of Invitrogen (the "Joint Proxy Statements/Prospectus"). At your request and pursuant to Section 5.3(a) of the Agreement, we are rendering our opinion concerning certain United States federal income tax consequences of the Merger. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Agreement.

                  In connection with this opinion, we have examined the Agreement, the Joint Proxy Statements/Prospectus and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. We have relied, with the consent of Dexter and the consent of Invitrogen, upon statements, representations and covenants made by Dexter and Invitrogen, including representations and covenants made to us by Dexter and Invitrogen in their respective certificates dated as of the date hereof and delivered to us for purposes of this opinion, and have assumed that such statements and representations are true without regard to any qualifications as to knowledge and belief. For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Merger that have come to our attention during our engagement, (ii) the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, (iii) that the Merger will be consummated in accordance with the terms of the Agreement and as described in the Joint Proxy Statements/Prospectus and that none of the terms and conditions contained therein will have been waived or modified in any respect prior to the Effective Time, and (iv) that the Merger will qualify as a statutory merger under the applicable laws of the State of Connecticut and the State of Delaware.

                  In rendering our opinion, we have considered the applicable provisions of the Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (the "IRS") and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time (possibly with retroactive effect). A change in the authorities or the truth, accuracy or completeness of any of the facts, information, documents, corporate records, covenants, statements, representations or assumptions on which our opinion is based could affect our conclusions. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have


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retroactive effect) (i) in applicable law or (ii) in any fact, information, document, corporate record, covenant, statement, representation or assumption stated herein that becomes untrue, incorrect or incomplete.

                  Subject to the assumptions set forth above, in our opinion the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The opinion set forth above does not address all of the United States federal income tax consequences of the Merger. Except as expressly set forth above, we express no other opinion, including, without limitation, any opinion as to the United States federal, state, local, foreign or other tax consequences. Further, there can be no assurances that the opinion expressed herein will be accepted by the IRS or, if challenged, by a court.

                  This letter is furnished to you solely for use in connection with the Merger, as described in the Agreement and the Joint Proxy Statements/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,

                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP